AGREEMENT made as of the 31st day of January, 1994, by and between CBS Inc. ("CBS"), a New York corporation, having its principal office at 51 West 52 Street, New York, New York 10019, and PETER LUND ("Executive").


                                   W I T N E S S E T H:

    WHEREAS, Executive has been retained to perform services as an executive of the CBS Broadcast Group ("CBG") of CBS; and
    WHEREAS, CBS desires to secure the services of Executive as an executive of CBG, and Executive is willing to perform such services, upon the terms, provisions and conditions hereinafter set forth;
    NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between CBS and Executive as follows:
    1. CBS hereby employs Executive, and Executive hereby accepts employment, as an executive of CBG, currently as President of the CBS Television Network ("CTN") and Executive Vice President of the CBS Broadcast Group, for a four-year term commencing January 3, 1994 and ending January 2, 1998. Currently, the following Divisions and Departments report, or shortly after execution of this agreement shall report, to the President of CTN: CBS Marketing, CBS Promotion, CBS Radio, CBS Television Stations, Affiliate Relations and other responsibilities as may be assigned. Executive shall perform such services as may from time to time be assigned to him by the President, CBS/Broadcast Group.
    2.a. CBS agrees to pay Executive, and Executive agrees to accept from CBS, for his services hereunder base salary at the rate of five hundred fifty thousand dollars ($550,000) per

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annum for the period January 3, 1994 through January 2, 1996 and six hundred fifty thousand dollars ($650,000) per annum for the period January 3, 1996 through January 2, 1998. Base salary shall be payable bi-weekly or in such other manner as CBS may designate for employees generally.
      b. In addition to the base salary set forth above, Executive shall receive a minimum bonus consisting of a payment from the CBS Executive Incentive Plan and, if necessary to reach the minimum, an additional amount. The bonuses shall be payable in February of each of the years 1995, 1996, 1997 and 1998. The minimum bonuses payable shall be two hundred fifty thousand dollars ($250,000), payable no later than March 1, 1995 and March 1, 1996, respectively, and two hundred seventy-five thousand dollars ($275,000) payable no later than March 1, 1997 and March 1, 1998 respectively. The bonus payable to Executive in 1994 with respect to 1993 shall be $350,000.
    3. The Company, as an inducement to execute this agreement, will grant to Executive, deferred compensation totalling $1,000,000. Such deferred compensation shall be granted, credited with interest, and paid in a series of installments under the specific terms outlined below.
Executive shall not, at any time, have a right to accelerate any payments related to this deferred compensation, and future installment payments of such deferred compensation shall not be funded and the Company shall make such payments out of general corporate assets.

          The Company shall grant Executive the deferred compensation of $1,000,000 at contract execution. Interest will accrue on the $1,000,000 from the date granted, calculated initially at the rate in effect on the date of grant for 13-week United States Treasury Bills and thereafter adjusted on the first date of each succeeding calendar quarter to be, for the following quarter, the rate in effect on that date for the 13-week United States Treasury Bills.
          The Company shall pay the Executive, on each of the following dates, the specified portion of the then total of the above-described deferred compensation and interest accrued to that date:
          January 2, 1999    one fifth
          January 2, 2000    one fourth
          January 2, 2001    one third
          January 2, 2002    one half
          January 2, 2003    all that remains.
    4.    If prior to January 2, 1998:
          a.) Executive's employment should terminate by reason of his voluntary action (except as specified under paragraph #4c. below) or the Company terminates Executive for Cause, as specified in paragraph #8a. below, then Executive shall thereupon forfeit all rights to such deferred compensation and accrued interest previously credited to him, and the Company's obligations to make future payments shall thereupon terminate.
          b.)  Executive's employment should be terminated by

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the Company other than for Cause, then the Company shall continue to be obligated to make payments in accordance with the schedule in paragraph #3 hereof.
          c.) Executive should terminate his employment by reason of his voluntary action as a direct result of the Company's decision to substantially reduce Executive's duties, notwithstanding Executive continuing to be ready, willing and able to perform his duties, then the Company shall continue to be obligated to make payments in accordance with the schedule in paragraph #3 hereof.
          d.) Executive's employment should terminate by reason of death or disability, then payments shall be payable to Executive's estate in accordance with the schedule in paragraph #3 hereof.
    5. Executive shall be included in all plans now existing or hereafter adopted for the general benefit of CBS employees, such as pension plans, investment funds and group or other insurance plans and benefits, if and to the extent that he is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time. Executive will also be eligible to be considered for participation in other CBS benefit plans, including the Executive Incentive Plan, Supplemental Executive Retirement Plan (SERP) and the Stock Rights Plan or any successor plans thereto, in which participation is limited to CBS executives in positions comparable to Executive's. To the extent Executive

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participates in any benefit plan, such participation shall be based upon
Executive's base salary. Since plans in this latter category are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation because the CBS Board of Directors' discretion, or that of the appropriate committee of such Board, in granting participation, is absolute.
    6. Executive agrees to devote all of his business time and attention to the affairs of CBG, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of CBS for executives in comparable positions, and agrees that his services shall be completely exclusive to CBS during the term hereof.
    7. Executive acknowledges that he has been furnished a copy of the Policy Notes from the President concerning Conflicts of Interest
("Conflicts Policy") dated December 13, 1989, and a copy of the "CBS Policy Summary" issued in January 1979. Executive further acknowledges that he has read and fully understands all of the requirements thereof, and acknowledges that at all times during the term hereof, he shall perform his services hereunder in full compliance with the Conflicts Policy and the CBS Policy Summary and with any revisions thereof or additions thereto.
    8.a. If, during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS for Cause, which for these purposes is defined as (i) fraud,

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misappropriation or embezzlement on the part of Executive, (ii) Executive's willful failure to perform services hereunder or (iii) Executive's intentional breach of the provisions of paragraph 6 or of paragraph 7 hereof, then CBS's obligations hereunder shall immediately thereupon terminate.
      b. If, during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS other than for cause, Executive shall be entitled to receive severance pay in accordance with Company policy in effect at the time of termination or one year's base salary plus bonus, whichever is greater.
    9. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts performed entirely therein. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.

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    10.   All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated, or at such other addresses as they may hereafter designate in writing.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                            CBS INC.



                            By Howard Stringer
                               Howard Stringer




                               Peter Lund
                               Peter Lund (Executive)